EXHIBIT 99.1

Monarch Casino & Resort Reports Adjustments to 2024 Fourth Quarter and Full Year Financial Results

RENO, Nev., March 03, 2025 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) ("Monarch" or "the Company") reported on an SEC Form 8-K filed on February 18, 2025, that the District Court, City and County of Denver, Colorado (“Court”), issued its decision in the litigation between Monarch and PCL Construction Services, Inc. (“PCL”). The Court awarded damages in favor of PCL of $74,772,551 and awarded $144,894 to Monarch for its counterclaims against PCL. The Court entered a single judgment in the amount of the net difference between the cross-judgment and awarded PCL a principal judgment amount of $74,627,657 (the “Judgment”).

Based upon its initial review of the Court’s Judgment, Monarch anticipates filing an appeal to the Colorado Court of Appeals.

Monarch further reported that because of the Judgment and because Monarch had announced its fourth quarter and year end results for the periods ended December 31, 2024 on February 11, 2025, before the Judgment was issued, Monarch would update and adjust its fourth quarter and year end results.

Monarch's balance sheet as of September 30, 2024, included a liability of $47,008,285 due to PCL, which was adjusted as of December 31, 2024 to reflect the Judgment amount.

As a result, an adjustment of $27,619,372 was made to Accounts Payable in the December 31, 2024 Balance Sheet. In accordance with ASC 855-10-20 subsequent events guidance, Monarch reflected the Judgment as a Type I subsequent event in the Company’s Annual Report on SEC Form 10-K, which is being filed with the SEC today (the “2024 Form 10-K”). The Company recorded a corresponding expense item, Loss on Litigation, in the amount of $27,619,372.

These adjustments impact the previously reported results as follows:

  Net income for the three month and twelve months ended December 31, 2024 were $4,211 thousand and $72,769 thousand, respectively, compared to the previously reported $25,495 thousand and $94,053 thousand, respectively.
  Basic earnings per share for such periods are $0.23 and $3.91, respectively, compared to the previously reported $1.39 and $5.05, respectively.
  Diluted earnings per share for such periods are $0.22 and $3.84, respectively, compared to the previously reported $1.36 and $4.96, respectively.
  Adjusted EBITDA (a non-GAAP measure) was not impacted.

The 2024 Form 10-K provides detailed reporting on the above.

Forward Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "intends," "anticipates," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding our plans relating to the filing of an appeal with the Colorado Court of Appeals. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  ongoing disagreements over costs of and responsibility for delays and other construction related matters with PCL, including, as previously reported, the litigation against us by such contractor;
  our counterclaims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have against PCL, or others, in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same, including those claims asserted in the above-mentioned litigation against PCL;
  amounts that may be awarded by the Colorado Court for prejudgment interest and for fees and costs;
  the outcome of any appeal of the litigation that may be filed in the above-mentioned litigation in which litigation the Company intends to appeal the Court's decision;
  our potential need to post bonds or other forms of surety to support our legal remedies, including the appeal

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our 2024 Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com